EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

THE NEWHALL LAND AND FARMING COMPANY,

LENNAR CORPORATION,

LNR PROPERTY CORPORATION,

NWHL INVESTMENT LLC,

and

NWHL ACQUISITION, L.P.

Dated as of

July 21, 2003

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Page

Exhibit A – Voting Agreement
Exhibit B – Escrow Agreement

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EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2003 (this “Agreement”), by and among The Newhall Land and Farming Company, a California limited partnership (the “Company”), Lennar Corporation, a Delaware corporation, and LNR Property Corporation, a Delaware corporation (collectively, “Lima”), NWHL Investment LLC, a Delaware limited liability company, a directly or indirectly owned subsidiary of Lima (“Parent”), and NWHL Acquisition, L.P., a California limited partnership (“Acquisition”).

RECITALS

     The board of directors, board of managers, general partner or general partners, as the case may be, of each of Lima, Parent, Acquisition and the Company have approved, and deem it fair, advisable and in the best interests of each respective corporation, limited liability company or limited partnership and its shareholders, members or limited partners, as the case may be, to consummate the acquisition of the Company by Parent through the merger of Acquisition with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”).

     The respective general partner or general partners of each of Acquisition and the Company have unanimously approved the Merger and the principal terms of this Agreement in accordance with the California Revised Limited Partnership Act (the “RLPA”) and the respective board of directors or members of each of Lima and Parent have approved the Merger and the Agreement.

     The general partners of the Company have determined that this Agreement is advisable, and that the consideration to be paid for each Unit (as defined in Section 1.7) in the Merger is fair to the holders of such Units, and have resolved to recommend that the holders of such Units approve the principal terms of the Merger on the terms and subject to the conditions set forth in this Agreement.

     As a condition and inducement to each party’s entering into this Agreement and incurring the obligations set forth herein, (i) certain unitholders of the Company, concurrently with the execution and delivery of this Agreement, are entering into a voting agreement, substantially in the form attached to this Agreement as Exhibit A (the “Voting Agreement”), and (ii) Parent is delivering to the Company cash in the amount of $5.0 million.

AGREEMENT

     In consideration of the foregoing and the mutual representations, warranties and covenants in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
MERGER OF ACQUISITION AND THE COMPANY

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the RLPA, at the Effective Time (as defined in Section 2.3), Acquisition will be merged with and into the Company, which will be the surviving limited partnership in the Merger (the “Surviving Partnership”). Except as specifically provided in this Agreement, when the Merger becomes effective, (a) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Company will continue as those of the Surviving Partnership, unaffected and unimpaired by the Merger, (b) the separate existence of Acquisition will terminate, and Acquisition’s real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Surviving Partnership, which will succeed to and assume all the rights and obligations of Acquisition in accordance with the RLPA, and (c) the Merger will have the other effects specified in the RLPA (including Section 15678.6 of the RLPA).

     1.2 Certificate of Limited Partnership. The certificate of limited partnership of the Company immediately before the Effective Time will be amended in its entirety to be identical to the certificate of limited partnership of Acquisition immediately before the Effective Time and shall be the certificate of limited partnership of Surviving Partnership from the Effective Time until subsequently amended in accordance with applicable law. The certificate of limited partnership of Company, as so amended, separate and apart from this Agreement, may be certified as the certificate of limited partnership of the Surviving Partnership.

     1.3 Limited Partnership Agreement. The limited partnership agreement of the Company immediately before the Effective Time will be amended in its entirety to be identical to the limited partnership agreement of Acquisition immediately before the Effective Time and shall be the limited partnership agreement of the Surviving Partnership from the Effective Time until it is amended in accordance with its terms and applicable law.

     1.4 General Partner. NWHL GP LLC, a Delaware limited liability company, a wholly owned subsidiary of Parent (“Acquisition General Partner”), as the sole general partner of Acquisition immediately prior to the Effective Time, will be the sole general partner of the Surviving Partnership after the Effective Time and will serve in accordance with the limited partnership agreement of the Surviving Partnership until its withdrawal or removal in accordance with the terms of the limited partnership agreement of the Surviving Partnership.

     1.5 Limited Partner. Parent, the sole limited partner of Acquisition immediately prior to the Effective Time, will be the sole limited partner of the Surviving Partnership after the Effective Time.

     1.6 Further Assurances. If at any time after the Effective Time, the Surviving Partnership determines or is advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, obligation, title or interest in, to or under any of the rights, properties or assets of either the Company or Acquisition acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Merger or otherwise to carry out the transactions which are the subject of this Agreement, the general partner of the Surviving Partnership will be authorized to execute and deliver all documents, in the name and behalf of the Company, Acquisition or otherwise, and to take all other actions and do all other things as may be necessary or desirable to vest, perfect or confirm any and all right, obligation, title and interest in, to and under such rights, properties or assets in the Surviving Partnership or otherwise to carry out the transactions contemplated by this Agreement.

     1.7 Units of Interest in the Company.

          (a) At the Effective Time, each depositary unit of limited partnership interest in the Company (each, a “Unit”), including Units owned by the General Partners (as defined in Section 3.1), which is outstanding immediately before the Effective Time will be converted into and become the right to receive (i) $40.50 in cash, without interest, plus (ii) an amount in cash equal to the product of (A) $40.50, multiplied by (B) 5% multiplied by (C) the fraction obtained by dividing (1) the total number of days elapsed between (x) the date that is 270 days after the date that a public announcement is first jointly made by the parties with respect to the proposed Merger and (y) the Merger Date, by (2) 365, (the sum of (i) and (ii) above, net of and reduced by applicable Tax (as defined in Section 3.10) withholding, being referred to as the “Merger Consideration”). From and after the Effective Time, a depositary receipt which represented a Unit will represent only the right to receive the Merger Consideration.

          (b) At the Effective Time, each general partnership interest in the Company which is outstanding immediately before the Effective Time will be converted into and become the right to receive the Merger Consideration. From and after the Effective Time, any certificate which represented any general partnership interest in the Company will represent only the right to receive the Merger Consideration. The parties acknowledge that each general partnership interest in the Company is represented by a unit (a “GP Unit”) which represents the same economic interest in the Company as a Unit; accordingly, for purposes of paying the Merger Consideration, each GP Unit shall be considered to be a Unit.

          (c) Concurrently with the execution of this Agreement, the holders of Units listed in Section 1.7 of the Company Disclosure Letter (as defined in Article 3), who hold in the aggregate 12.13% of the Units outstanding on the date of this Agreement, delivered Voting Agreements to Parent.

     1.8 Units of Interest in Acquisition. At the Effective Time, each unit of limited partnership interest in Acquisition (each, an “Acquisition Unit”) which is outstanding immediately before the Effective Time will remain outstanding and will become one limited partnership unit of the Surviving Partnership.

     1.9 Deposit. Concurrently with the execution and delivery of this Agreement, Lima is delivering to the Company cash in the amount of $5.0 million (the “Initial Deposit Amount”). In the event this Agreement has not been terminated by Parent pursuant to Section 7.1(c) or otherwise terminated pursuant to Article VII prior to the Due Diligence Termination Date (as defined in Section 3.3), (i) Lima, Parent, the Company and Wells Fargo Bank, N.A. (the “Escrow Agent”) shall, on or prior to the Due Diligence Termination Date, execute an Escrow Agreement substantially in the form attached hereto as Exhibit B, subject to any changes that may be required by the Escrow Agent (the “Escrow Agreement”), and (ii) Lima shall (or shall cause Parent to), on the first business day after the Due Diligence Termination Date, deliver to the Escrow Agent cash in the amount of $25.0 million (the “Additional Deposit Amount”) to be held by the Escrow Agent in escrow pursuant to the terms of the Escrow Agreement. In the event that this Agreement has not been terminated pursuant to Article VII on or prior to the date of the Company Meeting (as defined in Section 5.5) and the principal terms of the Merger are approved by the holders of the majority of the Units entitled to vote on the matter at the Company Meeting, Lima shall (or shall cause Parent to), on the first business day after the Company Meeting, cause the Escrow Agent to deliver the Additional Deposit Amount to the Company pursuant to the terms of the Escrow Agreement. The Initial Deposit Amount and all amounts held in escrow at any time (including the Additional Deposit Amount together with interest earned thereon while held by the Escrow Agent) shall be referred to in this Agreement as the “Escrow Fund”).

     1.10 Adjustments. If between the date of this Agreement and the Effective Time, the outstanding Units or GP Units are changed into a different number of Units or GP Units by reason of a reclassification, recapitalization, split up, combination or exchange of Units or GP Units that has a record date between the date of this Agreement and the Effective Time, the Merger Consideration will be adjusted to provide the holders of the Units (the “Unitholders”) and the holders of the GP Units (“GP Holders”) the same economic effect as that contemplated by this Agreement if the reclassification, recapitalization, split-up, combination, or exchange had not taken place.

     1.11 Distributions with Regard to Company Interests.

          (a) Prior to the Effective Time, Parent and the Company will jointly designate a bank or trust company to act as distributing agent in connection with the Merger (the “Distributing Agent”). Immediately before the Effective Time, (i) the Company will wire transfer the Escrow Fund (excluding interest) to the Distributing Agent and (ii) Lima will (or will cause Parent to) provide the Distributing Agent with the balance of the Merger Consideration, after taking into account the Escrow Fund, which will have to be distributed to Unitholders and GP Holders under Section 1.11(c).

          (b) While the Distributing Agent is holding funds provided by Lima or Parent under Section 1.11(a), the Distributing Agent will invest the funds, as directed by Parent, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poors’ Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission (“SEC”) or otherwise); provided that any losses on such investment will not reduce any Unitholder’s right or GP Holder’s right to Merger Consideration.

          (c) Promptly after the Effective Time, Lima or Parent will cause the Distributing Agent to mail to each person who was a Unitholder of record or GP Holder of record at the Effective Time, a letter of transmittal (in a form which will have been approved by counsel to the Company prior to the Effective Time, which approval shall not be unreasonably withheld) for use in effecting the surrender of depositary receipts representing Units or certificates representing GP Units (such depository receipts and certificates being referred to herein as “Certificates”), in order to receive payment of the Merger Consideration. When the Distributing Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Distributing Agent will distribute to the holder of the Certificate, or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to the Units or GP Units represented by the Certificate, and the Certificate will be canceled. No interest will be paid or accrued on the cash payable upon the surrender of Certificates. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and the person who surrenders the Certificate must provide funds for payment of any transfer or other taxes required by reason of the distribution to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Partnership that the tax has been paid. After the Effective Time, a Certificate which has not been surrendered will represent only the right to receive the Merger Consideration, without any interest.

          (d) If a Certificate has been lost, stolen or destroyed, Lima or Parent will accept (and will cause the Distributing Agent to accept) an affidavit and indemnification or bond reasonably satisfactory to it instead of the Certificate and will cause the Merger Consideration to be paid the holder of the Units or GP Units which had been represented by the Certificate.

          (e) At any time which is more than six months after the Effective Time, Lima or Parent may require the Distributing Agent to deliver to it any funds which had been made available to the Distributing Agent and have not been disbursed to former holders of Units or GP Units (including, without limitation, interest and other income received by the Distributing Agent in respect of the funds made available to it), and after the funds have been delivered to Lima or Parent, former holders of Units or GP Units must look to Lima or Parent for payment of the Merger Consideration upon surrender of the Certificates held by them. None of Lima, Parent, the Surviving Partnership or the Distributing Agent will be liable to any former holders of Units or GP Units for any Merger Consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (f) At the close of business on the day during which the Effective Time occurs, the Company will not record any transfers of Units or GP Units on the books of the Company, and the depositary of the Company will be closed. If, after the Effective Time, Certificates are presented for transfer (together with a properly completed letter of transmittal as contemplated by Section 1.11(c)), they will be canceled and treated as having been surrendered for the Merger Consideration described in Section 1.7(a).

     1.12 Determinations Regarding Documents. The Surviving Partnership will have the discretion, which it may delegate in whole or in part, to determine whether letters of transmittal accompanying Certificates have been properly and timely completed, signed and submitted and to determine whether or not to disregard immaterial defects in particular letters of transmittal. The decision of the Surviving Partnership with regard to those matters will be conclusive and binding. None of Lima, Parent, the Company, the Surviving Partnership or the Distributing Agent will have any obligation to notify any person of any defect in a letter of transmittal submitted to the Surviving Partnership or the Distributing Agent, as applicable.

     1.13 Equity Awards. Immediately prior to the Effective Time, each option, appreciation right, restricted Unit or Unit right issued by the Company which is outstanding at the Effective Time (collectively, the “Awards”) and not then otherwise fully vested will be deemed fully vested pursuant to the terms of the applicable plan or instrument for the total number of Units purchasable or issuable thereunder. All vested Awards will be cancelled in connection with the Merger. As of the Effective Time, each cancelled Award will represent the right to receive an amount of cash equal to the product of (x) the number of Units subject to the Award multiplied by (y) the Merger Consideration, reduced by the aggregate unpaid exercise or purchase price or other consideration payable for the Units issued under such Award. To receive the amount to which a holder of an Award is entitled under this Section 1.13, the holder must deliver to the Surviving Partnership (a) any certificate or agreement relating to the Award and (b) a document in form reasonably satisfactory to Parent in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under or with regard to the Award. Lima will (or will cause Parent or the Surviving Partnership to) pay the amount due (less the applicable exercise price of such Award) under this Section 1.13 to a holder of an Award promptly after the Surviving Partnership receives from the holder the items described in clauses (a) and (b) of the preceding sentence.

     1.14 Withholding. Parent may withhold from the Merger Consideration payable to any Unitholder or GP Holder or consideration payable to any holder of an Award pursuant to Section 1.13 and pay to the appropriate taxing authorities, any amounts which Parent may be required (or may reasonably believe it is required) to withhold under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign tax law. Any portion of the Merger Consideration or consideration payable pursuant to Section 1.13 which is withheld as permitted by this Section 1.14 will be deemed to have been paid to the Unitholder, GP Holder, or holder of an Award with respect to whom it is withheld. Parent acknowledges that because the Units represent interests in a publicly traded partnership that are regularly traded on an established securities market, no withholding will be required or undertaken by Parent under Section 1445(a) of the Code.

ARTICLE 2
EFFECTIVE TIME OF MERGER

     2.1 Date of the Merger. Unless this Agreement is terminated prior to the Effective Time in accordance with Article 7, the day on which the Merger is to take place (the “Merger Date”) shall be within seven business days after the day on which all the conditions set forth in Article 6 (other than conditions which are contemplated to be satisfied on or after the Merger Date) have been satisfied or waived. The Merger Date may be changed with the consent of the Company and Parent.

     2.2 Execution of Certificate of Merger. On or prior to the Merger Date, Acquisition and the Company will each execute a certificate of merger (the “Certificate of Merger”) along with appropriate officers’ certificates as required by applicable law, each of which will be in proper form for filing under the RLPA, and deliver it to Paul, Hastings, Janofsky & Walker LLP for filing with the Secretary of State of California after all of the conditions in Article 6 have been satisfied or waived. When all the conditions in Article 6 have been satisfied or waived, Parent and the Company will (a) cause the Certificate of Merger to be filed with the Secretary of State of the State of California on the Merger Date and (b) cause all other documents which must be recorded or filed as a result of the Merger to be recorded or filed.

     2.3 Effective Time of the Merger. The Merger will become effective at the date and time that the Certificate of Merger is filed with the Secretary of State of the State of California, or at such other time and date as are agreed upon by Parent and the Company and specified in the Certificate of Merger (that being the “Effective Time”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in a disclosure letter, dated as of the date of this Agreement (the “Company Disclosure Letter”), delivered to Parent as provided in Section 5.9 hereof, the Company represents and warrants to Parent and Acquisition as follows:

     3.1 Organization and Authorization, Validity of Agreement, Company Action. The Company is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California. The Company has all partnership power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All limited partnership actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than approval of the principal terms of the Merger by a majority of the Unitholders entitled to vote on the matter, have been taken. This Agreement has been duly executed by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Acquisition, Parent and Lima, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. Each of Newhall Management Limited Partnership, a California limited partnership, which is the Company’s managing general partner (the “Managing General Partner”), Newhall General Partnership, a California general partnership, which is the Company’s only other general partner (together with the Managing General Partner, the “General Partners”) and Newhall Management Corporation, a California corporation, which is the managing general partner of the Managing General Partner, and its board of directors, have, in accordance with their respective organizational and constituent documents, approved the Merger and this Agreement and have voted to recommend to the Unitholders that they approve the principal terms of the Merger.

     3.2 No Conflicts. Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will (a) violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the certificate of limited partnership or the limited partnership agreement of the Company (the “Governing Documents”) or any of the constituent documents of either of the General Partners or (b) contravene, conflict with, or result in a violation or breach (with or without the passage of time or the giving of any notice) in any material respect of any provision of, or give any person the right to declare a default or exercise any remedy or right of termination under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any loan or other evidence of indebtedness or mortgage or any other material contract or document to which the Company is a party or any of its assets or property is bound or subject, except as provided in Section 1.13 hereof and except as shown in Section 3.2 of the Company Disclosure Letter.

     3.3 No Violations. Except as shown in Section 3.3 of the Company Disclosure Letter, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than the expiration or termination of waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), clearance by the SEC of the Proxy Statement for mailing, and the approval of the California Public Utilities Commission (“Utilities Commission”) under the California Public Utilities Act (the “PUA”), are required to permit the Company to fulfill all its obligations under this Agreement and consummate the Merger, other than governmental filings, authorizations, approvals, consents or other governmental actions the absence of which would not have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect on the Company” means (i) aggregate losses, liabilities and/or expenses to the Company and its subsidiaries that exceed, or would reasonably be expected to exceed, $50.0 million or (ii) events, facts, circumstances and/or conditions that would reasonably be expected to prevent the Company from consummating the Merger, but (a) no individual loss, liability or expense of $1.0 million or less will be counted in determining losses, liabilities or expenses which are aggregated towards such $50.0 million threshold, although a series of directly related losses, liabilities or expenses will be aggregated together to determine whether the $1.0 million threshold has been met; (b) no losses, liabilities or expenses related to, arising out of or otherwise by virtue of the Newhall Ranch Entitlement (as defined in Section 5.2(b)) will be aggregated toward such $50.0 million threshold; (c) no losses, liabilities or expenses related to, arising out of or otherwise by virtue of (i) changes in general economic conditions (including, without limitation, changes in interest rates), (ii) changes or occurrences affecting the homebuilding industry generally or (iii) changes in laws, rules, orders or regulations of governmental entities, will be aggregated toward such $50.0 million threshold; (d) no losses, liabilities or expenses required by a change in generally accepted accounting principles (“GAAP”) will be aggregated toward such $50.0 million threshold; and (e) no losses, liabilities or expenses arising out of, related to, or otherwise by virtue of facts, circumstances or conditions that existed on or before September 4, 2003 (the “Due Diligence Termination Date”) and which either (i) the Company disclosed in writing to Parent and/or Lima at least three (3) business days prior to the Due Diligence Termination Date or (ii) Parent or Lima has independently obtained actual and current knowledge as of the Due Diligence Termination Date will be aggregated toward such $50.0 million threshold. Except as shown in Section 3.3 of the Company Disclosure Letter, neither the Company nor any other person is or will be required to give any notice to or obtain any consent or approval from any person in connection with the execution and delivery of this Agreement or the consummation or performance of the transaction contemplated hereby or any change in control of the Company. In that regard, except as specifically shown in Section 3.3 of the Company Disclosure Letter, as a result of the change in control of the Company, no indebtedness or other material obligations or material contracts of the Company or any of its subsidiaries or affiliates will be accelerated, become due or terminate.

     3.4 Qualification. Section 3.4 of the Company Disclosure Letter contains a true and complete list of all of the Company’s subsidiaries, the states of organization or formation and the percentage ownership by the Company of such subsidiaries and a true and complete list of all other equity interests, options, warrants or other rights exercisable into or debt or equity convertible or exchangeable into equity interests of any other person or entity owned directly or indirectly by the Company or any of its subsidiaries. The Company and each of its subsidiaries is qualified to do business as a foreign partnership or other business entity in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect on the Company.

     3.5 Capitalization. On July 18, 2003, there were 36,483,333 Units outstanding (including 187,000 outstanding restricted Units shown in Section 3.5 of the Company Disclosure Letter and 13,252,347 Units held in treasury) and 288,810 GP Units outstanding. All the outstanding Units and GP Units have been duly authorized and issued and are fully paid and issued in accordance with the Company’s limited partnership agreement. Except as shown in Section 3.5 of the Company Disclosure Letter, the Company has not issued any options, warrants or convertible or exchangeable securities or other rights to acquire Units or GP Units or any other equity securities or any appreciation rights, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any Units or GP Units or any other equity securities. Except as set forth in Section 3.5 of the Company Disclosure Letter, there are no restricted Units outstanding. The number of Units which the Company repurchased between January 1, 2003 and the date of this Agreement did not exceed 1,289,265 Units and the total amount the Company paid for those Units did not exceed $37,779,695.

     3.6 Subsidiaries. Except as shown in Section 3.6 of the Company Disclosure Letter, (a) each of the corporations and other entities of which the Company owns directly or indirectly 51% or more of the equity (each corporation or other entity of which a company owns directly or indirectly 51% or more of the equity being a “subsidiary” of that company) has been duly organized, and is validly existing and in good standing under the laws of its state of incorporation or organization, (b) all the shares of stock or interests owned by the Company or any subsidiary of the Company are duly authorized, validly issued, fully paid and, in the case of stock, non-assessable and are not subject to any preemptive rights, and (c) neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities or any other rights to acquire any equity securities or any appreciation rights, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to issue or sell any stock or other equity interests in any of the Company’s subsidiaries and, there are no registration covenants or transfer or voting restrictions or other shareholder agreements or arrangements with respect to outstanding securities of any of the Company’s subsidiaries.

     3.7 Reports and Financial Statements.

          (a) Since January 1, 2002, the Company has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules promulgated under them.

          (b) The Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 10-K”) and its Quarterly Report on Form 10-Q for the period ended March 31, 2003 (the “March 10-Q”) which the Company filed with the SEC, including the documents incorporated by reference therein, each contained, all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the 2002 10-K all were prepared, and the financial information included in the March 10-Q was derived from financial statements which were prepared, in accordance with GAAP applied on a consistent basis (except that financial information included in the March 10-Q does not contain notes and is subject to normal year-end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate.

     3.8 Assets. The assets of the Company and its subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted.

     3.9 Compliance with Law; Permits.

          (a) The Company and its subsidiaries have at all times complied, and currently are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

          (b) Except as shown in Section 3.9(b) of the Company Disclosure Letter, the Company and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

     3.10 Tax Matters. The Company and each of its subsidiaries has filed when due (taking account of extensions) all Tax Returns (as defined below) relating to Federal income taxes, and all other material Tax Returns, which it has been required to file and has paid all Taxes shown on those returns to be due. Those Tax Returns are true, correct and complete in all material respects and accurately reflect the income, gains, losses, deductions, credits and Taxes required to have been reported or paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at March 31, 2003 included in the March 10-Q. The Company has maintained all documents, books and records as are required to be maintained by it and its subsidiaries under applicable Tax laws. Except as shown in Section 3.10 of the Company Disclosure Letter, (a) no waiver or consent regarding the application of the statute of limitations or extension of time given by the Company or any of its subsidiaries for completion of the audit of any of its Federal income Tax Returns or other material Tax Returns is in effect, (b) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets relating to Taxes, penalties and interest in excess of $100,000 in any instance, or $1,000,000 in aggregate, (c) no Federal income Tax Return, or material state, local or foreign Tax Return, of the Company or any subsidiary, is the subject of a pending audit or other administrative proceeding or court proceeding, (d) except as shown in Section 3.10 of the Company Disclosure Letter, neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes (other than agreements solely between the Company and its direct or indirect wholly owned subsidiaries or among direct or indirect wholly owned subsidiaries of the Company), (e) neither the Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code, (f) the liabilities and reserves for Taxes reflected in the consolidated balance sheet at March 31, 2003 included in the March 10-Q cover all Taxes for all periods ended at or prior to the date of such balance sheet and have been determined in accordance with GAAP and there is no material liability for Taxes for any period beginning after the date of such balance sheet other than Taxes arising in the ordinary course of business, including Tax liabilities assumed or incurred in the purchase of real estate in the ordinary course of business which are not material in the aggregate, (g) no event, transaction, act or omission has occurred which could result in the Company’s becoming liable to pay or to bear any Tax as a transferee, successor or otherwise which is primarily or directly chargeable or attributable to any other person, firm or company, and the Company has no actual or contingent liability (whether by reason of any indemnity, warranty or otherwise) to any other person in respect of any actual, contingent or deferred liability of such person for Taxes, (h) the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service (the “IRS”) has not proposed any such adjustment or change in accounting method, (i) the Company and each of its subsidiaries which have been treated as partnerships or disregarded entities for federal or state Tax purposes have been properly so classified for each taxable year beginning in or after 1985, (j) the Company has satisfied the requirements of Section 7704(c) of the Code for each year beginning after December 31, 1987, and (k) the Company has not made an election under Section 7704(g)(2) of the Code. For the purposes of this Agreement, the term “Taxes” means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term “Tax Return” means any report, return or other tax-related information required to be supplied to a taxing authority or to Unitholders or their assignees in connection with Taxes.

     3.11 Environmental Matters. The Company and its subsidiaries have all material environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws, except as shown in Section 3.11 of the Company Disclosure Letter. Except as shown in Section 3.11 of the Company Disclosure Letter, neither the Company nor any subsidiary has received any written notice of, and, to the Knowledge of the Officers (as defined below), the Company is not aware of, noncompliance or liability under any Environmental Law which is now pending. Except as shown in Section 3.11 of the Company Disclosure Letter, neither the Company nor any subsidiary has performed any acts, including, but not limited to, releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by the Company or a subsidiary, and there was no condition on any property formerly owned or leased by the Company or a subsidiary while the Company or a subsidiary owned or leased that property, that would be a basis for liability of the Company or a subsidiary under any Environmental Law, except as shown in Section 3.11 of the Company Disclosure Letter. Except as shown in Section 3.11 of the Company Disclosure Letter, neither the Company nor any subsidiary is subject to any order of any court or governmental agency requiring the Company or any subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, to the Knowledge of the Officers, threatened against the Company. For purposes of this Agreement the term “Knowledge of the Officers” means the current actual knowledge of Gary M. Cusumano, Donald L. Kimball, Ross J. Pistone, Thomas E. Dierckman, Steven D. Zimmer and Eric Higgins. As used in this Agreement, the term “Environmental Law” means any Federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a governmental authority relating to protection of the environment (including, without limitation, endangered or threatened species) or to environmental conditions which affect human health or safety.

     3.12 Opinion of Financial Advisor. The General Partners have received the opinion of Morgan Stanley & Co. Incorporated (the “Financial Advisor”), the Company’s financial advisor, dated not earlier than the day before the date of this Agreement, in form satisfactory to the General Partners, to the effect that, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to the Unitholders.

     3.13 Litigation. Except as is described in the 2002 10-K or a subsequent report filed with the SEC prior to the date hereof or in Section 3.13 of the Company Disclosure Letter, neither the Company nor any subsidiary is a party to (i) any condemnation proceedings (pending or, to the Knowledge of the Officers, threatened), (ii) any proceedings (pending, or to the Knowledge of the Officers, threatened) relating to employment or employee related matters or (iii) any litigation, proceeding or investigation (pending or, to Knowledge of the Officers, threatened) which is required to be disclosed in an Annual Report on Form 10-K of the Company or would reasonably be expected to result in the Company incurring any loss, liability or expense in excess of $1 million.

     3.14 Section 280G. Except as shown in Section 3.14 of the Company Disclosure Letter, there are no contracts, agreements or other arrangements which could result, as a result of the Merger or this Agreement, in the payment by the Company or by any of its subsidiaries or the Surviving Partnership, Parent or Lima of an “Excess Parachute Payment” as that term is used in Section 280G of the Code or the payment by the Company or any of its subsidiaries or the Surviving Partnership, Parent or Lima of compensation which will not be deductible because of Section 162(m) of the Code.

     3.15 Affiliate Transactions. Except as shown in Section 3.15 of the Company Disclosure Letter, no Unitholder (to the extent of the Knowledge of any Officer), officer, director or general partner of the Company, affiliate of the Company or a general partner, officer, director or general partner of an affiliate of the Company or member of the immediate family of any of the foregoing (to the extent of the Knowledge of the Officers) has within the preceding 18 months: (a) borrowed from or loaned money or other property to the Company or an affiliate of the Company which has not been repaid or returned; or (b) except as described in the 2002 10-K (i) had any direct or indirect material interest in any person which is a customer or supplier of the Company or an affiliate of the Company or (ii) has any other material contract, agreement or arrangement (oral or written) with the Company.

     3.16 ERISA Matters. Section 3.16 of the Company Disclosure Letter contains a complete and accurate list of each pension, retirement, profit sharing, savings, stock option, restricted stock, severance, termination, bonus, fringe benefit, insurance, supplemental benefit, medical, or education reimbursement, including each material “employee benefit plan” as defined in Section 3(3) of ERISA, sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of current or former employees and/or officers of the Company or any subsidiary (each a “Plan”). Company is in compliance in all material respects with and not in material violation of any and all material obligations and agreements of the Company under each Plan and is not in material violation of any law, regulation, rule or other requirement of any governmental authority with respect to any Plan and no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062 or 4063 of ERISA has occurred. Complete and accurate copies of the following items relating to each Plan, where applicable, have been delivered to Parent or its representatives: (a) all material Plan documents and related trust agreements, including amendments thereto; (b) the most recent determination letter received from the IRS with respect to each such Plan that is intended to be qualified under the Code; (c) the most recent summary plan description, summary of material modifications and all material communications to participants, other than individualized participant communications such as benefit statements, projections, and the like; and (d) the most recent Annual Report (5500 Series) and accompanying schedules for each Plan as filed with the IRS. Each of the Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has either been determined to be so qualified by the IRS, still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination (and Section 3.16 of the Company Disclosure Letter indicates which are in the foregoing category) or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the Plan. The Company has incurred no liability with respect to a Plan termination under Title IV of ERISA, a funding deficiency under Section 412 of the Code or Section 302 of ERISA or a withdrawal from a “multiemployer plan” or under Section 4063 of ERISA. The consummation of the transactions contemplated under this Agreement will not change, create or accelerate any obligation or liability of the Company under any Plan or terminate or require any material modification or change to any Plan except as provided in Section 1.13 hereof and as set forth in Section 3.16 of the Company Disclosure Letter. Each Plan can be amended, terminated or otherwise discontinued after the Merger Date in accordance with its terms, without liability to Acquisition (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Plan, the Company and its affiliates have complied in all material respects with (x) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder, (y) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (z) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder. Set forth in Section 3.16 of the Company Disclosure Letter is a list of all employment and consulting agreements or similar type agreements of the Company and its subsidiaries.

     3.17 Brokers or Finders. Except for the Financial Advisor (whose fees will be paid by the Company), neither the Company nor any Company subsidiary or their respective affiliates has an obligation to pay any agent, broker, investment banker, financial advisor or other firm or Person any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. For purposes of this agreement the term “Person” will mean a natural person, partnership (general or limited), corporation limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or other entity or organization.

     3.18 Material Contracts. Section 3.18 of the Company Disclosure Letter contains a true and complete list of the Material Contracts (as hereinafter defined) to which the Company or any of its subsidiaries is a party as of the date hereof which relates directly or indirectly to the Company or the assets owned or used by the Company or the Company’s or any of its subsidiaries’ business or operations, including, without limitation, loans, guarantees or other evidence of indebtedness; mortgages or security agreements; warranties; contracts relating to employment and services of independent contractors, the purchase of raw materials and supplies or other products or service contracts; contracts relating to the purchase or sale of real estate; development or construction contracts; the Plans; contracts with any government authority or other third parties relating to the sharing of costs of the construction, installation and maintenance of streets, utility lines or other on or off-site improvements; contracts relating to the reproration of real estate taxes and assessments following the Company’s acquisition of any real estate (excluding all contracts for the sale of homes entered into with a home buyer or for the purchase or sale of land entered into in either case in the ordinary course of business consistent with past custom and practice); and any contract or agreement relating to the Units or a change in control of the Company. For purposes of this Section 3.18, a contract is deemed material (the “Material Contracts”) if it is: (i) a contract for the sale of real estate or the purchase of real estate (under which legal title to such real estate has not yet been fully conveyed to the Company or any of its subsidiaries or the Company or any of its subsidiaries has any outstanding liability or obligation) or the leasing of real estate (other than commercial tenant leases) or an option or other right to purchase or sell or lease (other than commercial tenant leases) real estate; (ii) a contract or agreement (including any commercial tenant leases) that gives rise to rights, liabilities, expenses or obligations on the part of either the Company or another party exceeding $1.0 million in the aggregate throughout the term of the contract or agreement; provided, however, that any such contract or agreement shall not be deemed material for purposes of this Section 3.18 if such contract or agreement is terminable or cancelable at will by the Company without any penalty, charge, fee or further obligation or liability of the Company or any of its subsidiaries thereunder; (iii) each joint venture, partnership, limited liability company and other contract involving a sharing of profits, losses, costs, or liabilities by the Company with any other person or relating to any ownership or equity interest of the Company in any person; (iv) a contract containing covenants that in any way purport to restrict the business activity of the Company or any of its subsidiaries or limit the freedom of the Company or any of its subsidiaries to engage in any line of business or to compete with any person; or (v) union contracts or collective bargaining agreements. The Company has performed, in all material respects, its obligations under each Material Contract to the extent that such obligations to perform have accrued. Except as set forth in Section 3.18 of the Company Disclosure Letter, no breach or default, alleged breach or default, or event which would constitute a breach or default (by either Company or any party thereto, but as to any other party only to the Knowledge of the Officers) has occurred under any Material Contract or will occur as a result of this Agreement or the consummation of the transactions contemplated hereunder, except to the extent that such breach or default would not reasonably be expected to have a Material Adverse Effect.

     3.19 Conduct of Business. Since January 1, 2003 to the date of this Agreement, (i) the Company and its subsidiaries have conducted their respective businesses in the ordinary course and in the same manner in which they were conducted prior to January 1, 2003 and (ii) no events or circumstances have occurred or material facts exist which, individually or in the aggregate, have had a Material Adverse Effect on the Company which has not been disclosed in Section 3.19 of the Company Disclosure Letter.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF LIMA,
PARENT AND ACQUISITION

     Each of Lima, Parent and Acquisition represents and warrants to the Company as follows:

     4.1 Organization. Each of Lima is a Delaware corporation, validly existing and in good standing under the laws of the State of Delaware. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Acquisition is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California. Parent has only two members. Acquisition General Partner is the sole general partner of Acquisition. Neither Parent nor Acquisition has engaged in any business since the date of its organization other than as contemplated hereby.

     4.2 Authorization. Each of Lima, Parent and Acquisition has the power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize each of Lima, Parent and Acquisition to enter into this Agreement and carry out the transactions contemplated by it, including obtaining the approval of the board of directors of each Lima, partners of Acquisition and all of the members of Parent, have been taken. This Agreement has been duly executed by each of Lima, Parent and Acquisition and, assuming the due authorization, execution and delivery of this Agreement by the Company, is a valid and binding agreement of each of Lima, Parent and Acquisition, enforceable against each of Lima, Parent and Acquisition in accordance with its terms.

     4.3 No Violations. Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the certificate of incorporation or bylaws of each Lima, (b) the certificate of formation or operating agreement of Parent or (c) the certificate of limited partnership or limited partnership agreement of Acquisition, any agreement or instrument to which either of Lima, Parent or Acquisition or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over Lima, Parent and/or Acquisition, except violations or breaches of, or defaults under, agreements or instruments which would not have a material adverse effect on the ability of Lima, Parent or Acquisition to timely consummate the transactions contemplated by this Agreement.

     4.4 Consents; Approval. No governmental filings, authorizations, approvals, or consents, or other governmental action, other than (a) the expiration or termination of waiting periods under the HSR Act, if any, (b) the approval of the Utilities Commission under the PUA and the filing of the Certificate of Merger as required by the RLPA, are required to permit each of Lima, Parent and Acquisition to fulfill all its obligations under this Agreement.

     4.5 Brokers or Finders. Neither Lima, Parent or Acquisition, nor their respective affiliates, has any obligation to pay any agent, broker, investment banker, financial advisor or other firm or Person, any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS

     5.1 Due Diligence Period.

          (a) Inspections. In addition to the rights of Parent under Section 9.5, Parent will have the right, at any time during the period commencing on the date of this Agreement and ending at the termination of this Agreement (the “Termination Date”) and at Parent’s sole cost and expense except as otherwise provided in Section 7.1(i) and Section 8.1, to investigate, review, inspect and become familiar with all aspects of the land owned or leased, directly or indirectly, by the Company or any of its subsidiaries, together with any easements, access rights, air, water and riparian rights, development rights, solar rights and all tenements, privileges and appurtenances thereto, including all improvements to such land (the “Real Property”), and the Company’s and its subsidiaries’ operations and businesses. Parent will, at Parent’s sole cost and expense: (i) consult with such geotechnical engineers, contractors and other professional consultants as deemed necessary by Parent, (ii) conduct a physical inspection of the Real Property with such professional consultants as Parent deems necessary; (iii) consult with employees of the Company; (iv) contact and consult with governmental and regulatory agencies and authorities and their representatives; and (v) make such other inquiries, evaluations, appraisals, inspections and investigation as Parent deems necessary or advisable; provided, however, that any entry onto the Real Property by Parent or Parent’s Representatives will be made in accordance with and subject to Section 5.1(b). Subject to Section 7.1(i) and Section 8.1, Parent will be responsible for all costs and expenses incurred in connection with its investigations relating to the Real Property. In no event will the Company be liable for any amount or payments for any work done by or on behalf of Parent. As used in this Agreement, the “Parent’s Representatives” means engineers, professional consultants, lenders, contractors, subcontractors, agents, employees, licensees, invitees or representatives or any other parties directly or indirectly employed or contracted by Parent, Acquisition, any of Parent’s members or affiliates or reasonably under the control of any of the foregoing or for whose acts any of the foregoing may be liable.

          (b) License to Enter Real Property. The Company hereby grants to Parent a nonexclusive license and permission to enter upon the Real Property for the purpose of inspecting and investigating the Real Property and for no other purpose and otherwise subject to Parent’s strict compliance with the following terms and conditions:

               (i) The permission granted by this Section 5.1(b) is solely a license; Parent has no rights as an owner, purchaser or tenant solely by virtue of this Agreement or the right to enter the Real Property.

               (ii) The term of this license will commence as of the date of this Agreement and will continue until the earlier of the Due Diligence Termination Date or the termination of this Agreement. Upon the expiration or termination of this license, Parent will vacate all portions of the Real Property and remove any of Parent’s property located thereon.

               (iii) Except for Parent’s Representatives, Parent will not authorize any other party or person to enter or use the Real Property during the term of this license without the Company’s prior written consent. Parent will be totally responsible and liable for all acts and omissions of any of Parent’s Representatives to the same extent Parent is responsible and liable for the acts and omissions of parties directly employed by Parent. In no event will the Company be liable to Parent for any amount whatsoever for work done by Parent or any of Parent’s Representatives on or with respect to the Real Property. Parent will be solely responsible for all payments due all Parent’s Representatives whether or not such persons or parties are entitled to assert mechanics’ liens, stop notices, equitable liens or labor and material bond rights against the Real Property.

               (iv) Lima or Parent and each of Lima’s or Parent’s Representatives, or Lima or Parent on behalf of Lima or Parent’s Representatives, will, at their sole cost and expense, maintain in full force and effect with reputable companies qualified to do business in California during any time when Parent and/or any of Parent’s Representatives enter upon the Real Property or are otherwise taking any action with respect to the Real Property, the following insurance:

                    (A) If such party or person has employees, such person or party will maintain in force at all times prior to the Due Diligence Termination Date workers’ compensation insurance, including employer’s liability (at a minimum limit of $1,000,000 each accident, $1,000,000 disease policy limit, $1,000,000 disease each employee) for all persons who will be carrying out any work on or in connection with the Real Property. Such insurance will be in accordance with the requirements of the most current and applicable workers’ compensation insurance laws in effect from time to time.

                    (B) Such person will maintain in force at all times prior to the Due Diligence Termination Date comprehensive or commercial general liability insurance on an

“occurrence” basis with a combined single limit for death, bodily injury and property damage of $5,000,000 per occurrence.

                    (C) Such person will maintain in force at all times prior to the Due Diligence Termination Date owned, hired and non-owned automobile liability insurance covering all use of all automobiles, trucks and other motor vehicles utilized by or on behalf of Parent or Parent’s Representative in connection with investigations of and access to/from the Real Property with a combined single limit for bodily injury and property damage of $1,000,000 or in an amount equal to the limit from time to time carried by Parent or Parent’s Representatives, if greater.

                    (D) The limits of liability of the insurance coverage specified in this Section 5.1(b) may be provided by any combination of primary and excess liability insurance policies. Parent hereby waives all rights against the Company and its subsidiaries and affiliates (and each of their respective employees, partners, managers, representatives, agents and officers) for damages caused by fire and other perils and any other risk to the extent covered by Parent’s policies of insurance or required to be covered by Parent’s policies of insurance as set forth above. The Company will be included as an additional insured in a form acceptable to the Company under the coverage specified above (exclusive of worker’s compensation), and Parent will deliver certificates issued by Parent’s insurance carriers acceptable to the Company showing such policies in force for the specified period. Nothing contained in these insurance requirements is to be construed as limiting the type, quality or quantity of insurance Parent should maintain or the extent of Parent’s responsibility for payment of damages resulting from its operations.

          (c) Compliance with Rules. Parent and Lima will comply with, and will cause Parent’s Representatives to comply with, all oral or written rules and regulations established by the Company from time to time for access to and entry on the Real Property, including, without limitation, the following:

               (i) The Company reserves the right to prohibit and restrict access at certain times and from time to time without notice to Lima, Parent and Parent’s Representatives; provided, however, that such prohibitions and restrictions shall not negatively impact Parent’s or Parent’s Representatives’ ability to conduct their due diligence investigation. No access and/or use of the Real Property will be permitted or otherwise undertaken except during reasonable business hours and such other times as authorized by the Company.

               (ii) Lima and Parent (and their respective representatives) will be subject to being stopped by the Company’s security personnel and will cooperate with such security personnel, including providing personal and company identification.

               (iii) The Company may require that Lima and Parent (and their respective representatives) be accompanied at any or all times when accessing the Real Property or on the Real Property by the Company or its authorized representatives so long as the foregoing does not negatively impact Parent’s or Parent’s Representatives’ ability to conduct their due diligence investigation.

               (iv) None of the following will be permitted on the Real Property: drugs or narcotics (except subject to a written medical prescription therefor and which is evidenced thereon), alcohol, firearms or fires.

               (v) The Company will have the right to participate in, and supervise, all meetings between Parent or Parent’s Representatives and the employees of the Company or representatives of any governmental agency or entity.

          (d) Compliance with Applicable Laws. Lima and Parent (and their respective representatives) will comply with all applicable federal, state or local laws, ordinances, rules, regulations (whether under common law, statute, rule, regulation or otherwise), permits, orders and any other requirements of governmental authorities and agencies having jurisdiction over the Real Property (“Applicable Laws”). Parent will give the Company immediate written notice of any known violation, potential violation or non-compliance by Lima or Parent or their respective representatives with any Applicable Laws.

          (e) Risk. All persons who enter upon the Real Property pursuant to the license granted in Section 5.1(b) do so at their sole and exclusive risk. Parent acknowledges that neither the Real Property nor the access routes thereto will be maintained to facilitate viewing or inspection of the Real Property and that the same may contain hazardous conditions. The Company will not: (i) have any duty or obligation to inspect the Real Property or the access routes thereto, (ii) have any duty or obligation to warn any person of any patent or latent defect, condition or risk that might be incurred by Parent and Parent’s Representatives at the Real Property or in transit thereto; or (iii) be liable for any damage of any kind whatsoever to any property belonging to or used by Parent or any of Parent’s Representatives while accessing or on the Real Property or otherwise in connection with the Real Property. Lima and Parent hereby waive all claims and demands relating to the matters described in the preceding sentence.

          (f) No Interference. Parent acknowledges that the Company, utility companies and governmental authorities may be in the process of grading, constructing and installing infrastructure, landscaping and other improvements for the Real Property. Neither Parent’s access to nor use of the Real Property under this license will interfere with the reasonable use and enjoyment thereof by the Company or any persons claiming through or under the Company.

          (g) No Improvements. Neither Parent nor any of Parent’s Representatives will grade the Real Property, construct or install any improvements or structures of any kind on the Real Property or bring or permit any hazardous materials to be located on the Real Property in violation of any law.

          (h) Repair of Real Property; Mechanics’ Liens. Parent will, at its sole cost and expense, repair any damage done to the Real Property during the term of this license by Parent or any of Parent’s Representatives. Upon the termination or expiration of this license, Parent will repair and restore every portion of the Real Property to at least as good condition as existed prior to Parent’s entry onto the Real Property and otherwise attributable to activities of Parent and any Parent’s Representatives. Parent will, at its sole cost and expense, promptly cause the removal of all exceptions to title and otherwise pay and discharge all mechanics’, materialmen’s, contractors’ or subcontractors’ or other liens or claims, or possible liens or claims or similar exceptions arising from Parent’s inspections and investigations of and on the Real Property. Any and all increased costs of any title policy arising from or due to the removal of such exceptions will be borne by Parent.

     5.2 Company’s Activities Until Effective Time. From the date of this Agreement to the Effective Time, or such earlier time as this Agreement is terminated in accordance with Article 7, the Company will, and will cause each of its subsidiaries to, except with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

          (a) Operate its business in the ordinary course and in a manner consistent with past practices.

          (b) Use commercially reasonable efforts to obtain in the ordinary course, and not request a continuance, without the approval of Parent (which approval will not be unreasonably conditioned, withheld or delayed), the Newhall Ranch Entitlement. “Newhall Ranch Entitlement” means obtaining all approvals, permits, consents and other authorizations from government and quasi-government agencies for the entitlement and development of the project known as Newhall Ranch, including, defending litigation and other claims under California Environmental Quality Act, the Subdivision Map Act, California Zoning and Planning Law, Federal and state Endangered Species Acts, the Clean Water Act and local ordinances (it being understood that the receipt of such approvals, permits, consents and other authorizations shall not be a condition to Parent’s, Lima’s and Acquisition’s obligations hereunder).

          (c) Use commercially reasonable efforts to maintain the goodwill and value of its business and the continued employment of its executives and other key employees and to maintain good relationships with the customers, vendors, suppliers, contractors, lenders, governmental and regulatory agencies and authorities and others with which it does business.

          (d) At its expense, use commercially reasonable efforts to maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other casualty.

          (e) Not make any borrowings, other than borrowings in the ordinary course of business consistent with past practices under working capital lines which are disclosed in the notes to the consolidated balance sheet included in the 2002 10-K.

          (f) Not incur or enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except, in each case, in the ordinary course of business consistent with past practices.

          (g) Not redeem or purchase any of the outstanding Units and not make or declare any distributions of any kind or repayments of debt to its partners (other than payments by subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company), except in a manner consistent with past practice or in accordance with existing contractual obligations described in Section 5.2(g) of the Company Disclosure Letter; provided, however, that redemptions or purchases of any outstanding Units will not be made at a purchase price in excess of the Merger Consideration; provided, further, however, that, notwithstanding the foregoing, the distributions made by the Company in any fiscal quarter from the date of this Agreement through the Merger Date with respect to outstanding Units may not exceed $0.10 per Unit in each of the second, third and fourth fiscal quarters and in the first fiscal quarter the greater of $0.10 per Unit or the amount by which federal income tax (assuming the then highest marginal federal income tax rate) payable by a holder of a Unit as a result of the taxable income allocated to such holder by the Company with respect to the prior calendar year exceeds $0.30 per Unit.

          (h) Not make any loans or advances (other than advances for travel and other normal business expenses otherwise permitted by law) to Unitholders or directors, officers or employees of the Company or its General Partners or any affiliates thereof.

          (i) Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a basis consistent with the basis on which they were applied in prior years (except to the extent such bases of reporting are required to be changed by changes in GAAP or applicable law), subject to normal year-end adjustments and accruals.

          (j) Comply in all material respects with all applicable laws and regulations of governmental agencies.

          (k) Except as set forth in Section 5.2(k) of the Company Disclosure Letter, not purchase, sell or otherwise dispose of or encumber any property or assets, except in each case in the ordinary course of business and not in violation of this Agreement.

          (l) Not sell any real property or asset out of the ordinary course of business or at a price that is inconsistent with the Company’s past practices except for the sales listed in Section 5.2(l) of the Company Disclosure Letter.

          (m) Not enter into or amend any employment, severance, change in control or similar agreements or arrangements, or increase the salaries of any employees, other than through normal annual increases consistent with past practices.

          (n) Not adopt or amend any employee compensation, employee benefit or post-employment benefit plan or agreement including, the Plans, other than as required by a change in law.

          (o) Not amend its Governing Documents.

          (p) Except as set forth in Section 5.2(p) of the Company Disclosure Letter, (i) not issue or sell any of its stock, membership units or partnership units (except upon exercise of Awards which are outstanding on the date of this Agreement) or issue or grant any Awards (except Awards having a purchase or exercise price payable to the Company at least equal to the amount of the Merger Consideration as of the date of the grant of any such Award) or any other options, warrants or convertible or exchangeable securities or other rights to acquire equity securities or appreciations rights, (ii) not split, combine or reclassify its outstanding stock, membership units or partnership interests, and (iii) represent and warrant that as of the date of this Agreement none of the actions set forth in clauses (i) and (ii) above has occurred since July 18, 2003.

          (q) Except as set forth in Section 5.2(q) of the Company Disclosure Letter, not construct any commercial buildings.

          (r) Not materially reduce the amount or modify the type and scope of any insurance coverage provided by existing insurance policies (including, without limitation, not allowing any policy to expire);

          (s) Not make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return except in the ordinary course of business consistent with past practices, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

          (t) Not authorize or enter into any agreement to take any of the actions which constitute negative covenants referred to in, or otherwise are restricted or prohibited by, Sections 5.2(a) through 5.2(s).

     5.3 Parent’s, Acquisition’s and Lima’s Activities Until Effective Time. From the date of this Agreement to the Effective Time, or such earlier time as this Agreement is terminated in accordance with Article 7, each of Lima, Parent and Acquisition will, and will cause each of its subsidiaries to, except with the written consent of the Company:

          (a) Not take action, or not fail to take any action, which could reasonably be expected to prevent or delay the provision of funding by Lima or Parent in order to pay the Merger Consideration.

          (b) Provide the Company all information reasonably requested by the Company and all documents regarding the provision of funding by Lima or Parent in order to pay the Merger Consideration.

          (c) Not purchase (i) any Units in excess of 10% of the Company’s outstanding Units prior to the Company Meeting, or (ii) any Units at any time that any of Lima, Parent or Acquisition is in possession of any material, non-public information, except by operation of the Merger.

          (d) Not authorize or enter into any agreement to take any of the actions referred to in Sections 5.3(a) and 5.3(c).

     5.4 Regulatory Filings; Securities Filings.

          (a) The Company, Lima and Parent and its members will each make as promptly as practicable the filing it is required to make under the HSR Act and the PUA with regard to the transactions which are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice, or the Utilities Commission, as the case may be) to cause the waiting periods required by the HSR Act to be terminated or to expire, and approval of the Utilities Commission to be obtained, as promptly as practicable. The Company, Lima and

Parent will each provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act and the PUA.

          (b) Any report that the Company is required to file after the date of this Agreement with the SEC will contain all of the information required to be included in such report and, when such report is filed, it will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements in such report, in light of the circumstances under which they are made, not misleading.

     5.5 Unitholders’ Action. Subject to the Company’s right to terminate this Agreement pursuant to Section 7.1, the Company will take all action which is necessary in accordance with applicable law and its Governing Documents to call and convene a meeting of the Unitholders (a “Company Meeting”) to consider and vote upon approval of the principal terms of the Merger, which meeting shall be held regardless of whether the General Partners have withdrawn or modified their recommendation to approve the Merger unless this Agreement is terminated pursuant to Article VII. The proxy statement distributed by the Company with respect to the Company Meeting (“Proxy Statement”) will include the recommendation of the General Partners that the Unitholders vote to approve the principal terms of the Merger, unless the General Partners determine in good faith, after consultation with counsel about the nature of their fiduciary duties, that the failure to amend, withdraw or modify their recommendation of the Merger would reasonably be expected to constitute a breach of their fiduciary duties to the Unitholders under applicable law; provided that for all purposes of this Agreement, a reasonable delay (not in excess of 10 days) in the date of the Company Meeting to allow the General Partners to consider a Third Party (as defined in Section 5.7) proposal for an Acquisition Transaction (as defined in Section 5.7) will not constitute a withdrawal, change or modification of the General Partners’ recommendation. Subject to the preceding sentence, the Company will (a) use commercially reasonable efforts to solicit from the Unitholders proxies or votes in favor of approval of the principal terms of the Merger, (b) mail the Proxy Statement to Unitholders as soon as practicable after the SEC has cleared the Proxy Statement for mailing but in no event later than five business days thereafter, and (c) cause the Company Meeting to be held as soon as practicable after mailing of the Proxy Statement but in no event later than 45 days after the date on which the Proxy Statement is cleared for mailing.

     5.6 Proxy Statement.

          (a) The Company will prepare and file with the SEC as soon as practicable after the date of this Agreement a Proxy Statement. Parent, Lima and the Company will (i) consult with each other’s counsel, (ii) cooperate with each other in good faith (including the Company providing Lima and Parent and their respective counsel for comment drafts of the Proxy Statement (which drafts shall be promptly reviewed by them) and including any additions or changes reasonably requested by them), and (iii) provide all information about itself and its affiliates which is required to be included in the Proxy Statement in a timely manner so the Proxy Statement can be filed with the SEC as soon as reasonably practicable. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules under the Exchange Act. The Company will use commercially reasonable efforts, and Parent and Lima will cooperate with the Company, to cause the Proxy Statement to be cleared for mailing by the staff of the SEC as promptly as practicable after it is filed (including, without limitation, responding to any comments received from the SEC with respect to the Proxy Statement) and to keep the Proxy Statement accurate as long as is necessary to consummate the Merger. The Company will, as promptly as practicable, provide to Parent copies of any written comments received from the SEC with regard to the Proxy Statement and will advise Parent of any comments with respect to the Proxy Statement which are received orally from the staff of the SEC.

          (b) Parent, Lima and Acquisition each represents and warrants to the Company, and the Company represents and warrants to Parent, that none of the information supplied by it for inclusion, or included in a document filed by it which is incorporated by reference, in the Proxy Statement and any amendments or supplements to it, will, at the time it is mailed to Unitholders and at the time of the Company Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time before the Company Meeting an event occurs with respect to the Company or any of its subsidiaries, or with respect to Parent or any of its members, as the case may be, which is required to be described in the Proxy Statement, an amendment or supplement to the Proxy Statement will be filed with the SEC as promptly as practicable and, to the extent required by law, will be distributed to the Unitholders. The Company will not make any amendment or supplement to the Proxy Statement without the approval of Parent, which approval will not be unreasonably withheld (and will under no circumstances be withheld to the extent the amendment or supplement is required to cause the Proxy Statement to comply with applicable law or relates to a withdrawal, modification or amendment to the General Partners’ recommendation as contemplated by Section 5.5). The Company will advise Parent promptly after it receives notice that the Proxy Statement has been cleared for mailing or that any supplement or amendment to it has been filed, that any order suspending or preventing the use of the Proxy Statement has been issued, of any request by the staff of the SEC for an amendment of the Proxy Statement, or of the receipt of comments or requests for additional information from the staff of the SEC or the response to any such comments or requests for additional information.

     5.7 No Solicitation of Offers; Notice of Proposals from Others.

          (a) Neither the Company nor any of its subsidiaries will, and the Company will use commercially reasonable efforts to cause its and its subsidiaries’ respective directors, officers, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing or disclosing nonpublic information) any inquiry or the making of any offer or proposal by any corporation, partnership, trust, person or other entity or group (a “Third Party”) with respect to, or that could reasonably be expected to lead to, any acquisition of Units representing 15% or more of the fully diluted Units as of the date of determination, any merger, consolidation, asset purchase, unit exchange, business combination, tender offer, exchange offer or similar transaction involving the acquisition of all or a substantial amount of the assets or real property of the Company and its subsidiaries, taken as a whole, out of the ordinary course of the Company’s business, or a 15% or greater fully diluted equity interest in (including by way of tender offer), or a recapitalization or restructuring of, the Company or any of its material subsidiaries (any of those transactions being an “Acquisition Transaction”) or (ii) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any possible

Acquisition Transaction, or enter into, approve or recommend any agreement, arrangement or understanding requiring it to abandon, terminate or otherwise fail to consummate the Merger or any other of the transactions contemplated by this Agreement; provided, however, that the Company may, in response to a proposal which was not solicited after the date of this Agreement furnish information to, and engage in discussions or negotiations with, a Third Party, if, but only if, (A) the General Partners determine in good faith, after consultation with a financial advisor of nationally recognized reputation, that the Third Party is financially capable of completing the transaction which is the subject of the proposal and that, if completed, that transaction would, taking all relevant circumstances into consideration, reasonably be expected to result in greater value to the Unitholders than the transactions contemplated by this Agreement and (B) before furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, the Third Party, the Company receives from the Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, dated as of February 28, 2002 (as amended, the “Confidentiality Agreement”), among each of Lima and the Company, which confidentiality agreement does not provide for any exclusive right to negotiate with the Company or payments by the Company. Nothing in this Section will prohibit the Company from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a tender offer or an exchange offer or prohibit the Company from selling assets or properties in the ordinary course of business.

          (b) The Company will (i) no later than the end of the first business day after the Company receives an inquiry, proposal or offer with respect to a possible Acquisition Transaction or a request for non-public information relating to the Company in connection with a possible Acquisition Transaction or for access to its or any of its subsidiaries’ properties, books or records by any Third Party that informs the General Partners that the Third Party is considering making, or has made, a proposal or offer with respect to an Acquisition Transaction (any such inquiry proposal, offer or request being an “Acquisition Proposal”), notify Parent in writing of the inquiry, proposal, offer or request, (ii) in that written notice, indicate in reasonable detail the identity of the Third Party (including the name of the Third Party) and the terms and conditions of the proposal or offer, (iii) promptly notify Parent of any determination by the General Partners that the Company should furnish information to, or engage in discussions or negotiations with, any Third Party, and (iv) keep Parent informed of the progress of any discussions or negotiations with any Third Party.

          (c) The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Parent) which are currently being conducted before the date of this Agreement with respect to any possible Acquisition Transaction, and will inform any such parties of the Company’s obligations under this Section 5.7.

     5.8 Company Financial Information. To the extent Lima is required under the Securities Act or the Exchange Act and/or the rules promulgated thereunder or determines to include in any of their respective SEC filings to be made between the execution and delivery of this Agreement and the Merger Date the Company’s financial statements or financial information (in whole or in part) for any period or periods prior to the Merger Date (including prior years’ financial statements or information), the Company agrees to make such financial statements and information available to Lima and to cause its independent public accounts to discuss same and cooperate with Lima in order for Lima to be able to include such financial statements and information in their respective SEC filings.

     5.9 Company Disclosure Letter. Notwithstanding anything to the contrary contained herein, Lima, Parent and Acquisition acknowledge that the Company Disclosure Letter has not yet been delivered to them and the Company covenants and agrees to deliver to Parent, as soon as practicable but in no event later than seven (7) days after the date of this Agreement (the “Delivery Date”), the Company Disclosure Letter in form reasonably satisfactory to Parent. In the event that such Company Disclosure Letter is not delivered to Parent on or before the Delivery Date, the Due Diligence Termination Date shall be extended by the number of days after the Delivery Date on which such Company Disclosure Letter was delivered to Parent.

ARTICLE 6
CONDITIONS

     6.1 Conditions to the Company’s Obligations. The obligations of the Company to complete the Merger are subject to satisfaction on or before the Merger Date of the following conditions (any or all of which may be waived by the Company):

          (a) The representations and warranties of Lima, Parent and Acquisition contained in this Agreement will, except as contemplated by this Agreement, be true and correct on the Merger Date with the same effect as though made on that date except that representations or warranties which relate expressly to a specified date or a specified period need only have been true and correct (without giving effect to any qualifications as to “materiality” or any “material adverse effect” set forth therein) in all material respects with respect to the specified date or period, and Lima and Parent will have delivered to the Company a certificate dated that date and signed by the president or a vice president or similar representative of Lima and Parent to that effect.

          (b) Lima, Parent and Acquisition will have fulfilled in all material respects all their obligations under this Agreement required to have been fulfilled on or before the Merger Date, and Lima and Parent will have delivered to the Company a certificate dated that date and signed by the president or a vice president or similar representative of Lima and Parent to that effect.

          (c) Lima or Parent will have delivered to the Company reasonable evidence that the monies required to pay the Merger Consideration have been or concurrently with the filing of the Certificate or Merger will be wire transferred, in the form of immediately available funds, to the Distributing Agent.

     6.2 Conditions to Parent’s, Lima’s and Acquisition’s Obligations. The obligations of Parent, Lima and Acquisition to complete the Merger are subject to satisfaction on or before the Merger Date of the following conditions (any or all of which may be waived by Parent):

          (a) The representations and warranties of the Company contained in this Agreement will be true and correct in all respects (without giving effect to any qualifications as to “materiality” or any “Material Adverse Effect on the Company” set forth therein) on the Merger Date with the same effect as though made on that date (except that representations or warranties which relate expressly to a specified date or a specified period need only have been true and correct with regard to the specified date or period), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality” or any “Material Adverse Effect on the Company” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on the Company; and the Company will have delivered to Parent a certificate dated that date and signed by the president or a vice president of the Managing General Partner to that effect.

          (b) The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Merger Date.

          (c) No action will be pending against the Company, Lima, Parent or Acquisition relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against the Company, Lima, Parent, Acquisition or the Surviving Partnership which, in the case of the Company or the Surviving Partnership, would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Partnership or, in the case of the other foregoing entities, would reasonably be expected to have a material adverse effect on them.

          (d) Since the date of this Agreement, no events will have occurred and no circumstances will have occurred that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.

          (e) The Company will have delivered to Parent reasonable evidence that any of the Escrow Fund released to the Company prior to the Merger Date has been or concurrently with the filing of the Certificate of Merger will be wire transferred, in the form of immediately available funds, to the Distributing Agent.

     6.3 Conditions to the Parties’ Obligations. The obligations of each of the parties to complete the Merger are subject to satisfaction on or before the Merger Date of the following conditions (any or all of which may be waived by the parties, except as prohibited by applicable law):

          (a) Any waiting period under the HSR Act with regard to the Merger will have expired or been terminated, without the imposition of any cost, restriction or requirement on the operation of the Surviving Partnership’s business that would reasonably be expected to have a Material Adverse Effect on the Company (including the Surviving Partnership).

          (b) The Utilities Commission will have approved the transfer of a controlling interest in the capital stock of Valencia Water Company, a California corporation, as a result of the Merger, without the imposition of any cost or restriction on the operation of the Surviving Partnership’s business that would be reasonably expected to have a Material Adverse Effect on the Company (including the Surviving Partnership).

          (c) No statute, rule or regulation will have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger, and there will be no order or injunction of a court of competent jurisdictions in effect precluding the consummation of the Merger.

          (d) The principal terms of the Merger will have been approved by the holders of a majority of the Units entitled to vote on the matter.

          (e) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or materially restrains Parent, Acquisition or the Company from completing the transactions which are the subject of this Agreement.

ARTICLE 7
TERMINATION

     7.1 Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time (whether or not the Unitholders have approved the principal terms of the Merger):

          (a) By mutual written consent of the Company (after receiving approval from the General Partners) and Parent.

          (b) By the Company if (i) it is determined that there has been a breach of any of the representations and warranties of Lima, Parent or Acquisition contained in this Agreement which would result in the failure of the condition set forth in Section 6.1(a) to be satisfied as of the time such representation or warranty shall have been breached (assuming the Merger Date were as of such time), or (ii) if Lima, Parent or Acquisition has breached any of their respective obligations contained in this Agreement which would result in the failure of the condition set forth in Section 6.1(b) to be satisfied as of the time of such breach (assuming the Merger Date were as of such time); provided, however, that, if a breach of Lima’s, Parent’s or Acquisition’s representations, warranties or obligations occurring as of a date subsequent to the date of this Agreement is curable by such parties and such parties are continuing to exercise all reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 7.1(b) on account of such breach until 10 business days subsequent to the date of such breach if such breach has not been cured.

          (c) By Parent, on or before the Due Diligence Termination Date, if Parent (in its subjective judgment made in its sole discretion) is not satisfied with the results of its due diligence investigation of the Company.

          (d) By Parent if (i) it is determined that there has been a breach of any of the representations and warranties of the Company contained in this Agreement which would result in the failure of the condition set forth in Section 6.2(a) to be satisfied as of the time such representation or warranty shall have been breached (assuming the Merger Date were as of such time), or (ii) if the Company has breached any of its obligations contained in this Agreement which would result in the failure of the condition set forth in Section 6.2(b) to be satisfied as of the time of such breach (assuming the Merger Date were as of such time); provided, however, that, if a breach of the Company’s representations, warranties or obligations occurring as of a date subsequent to the date of this Agreement is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 7.1(d) on account of such breach until 10 business days subsequent to the date of such breach if such breach has not been cured.

          (e) By either Parent or the Company if the Merger is not consummated on or before December 31, 2004 which date will be extended to March 31, 2005 if the required approval under the PUA has not been received from the Utilities Commission or if such order has been stayed or enjoined as of December 31, 2004 (such date, as may be extended hereunder, being referred to as the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) will not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Termination Date.

          (f) By either Parent or the Company, if any court of competent jurisdiction or other governmental authority issues an order (other than a temporary restraining order), decree or ruling, or takes any other action, restraining, enjoining or otherwise prohibiting the Merger, and that order, decree, ruling or other action becomes final and nonappealable.

          (g) By either Parent or the Company, if the Unitholders fail to approve the principal terms of the Merger at the Company Meeting.

          (h) By Parent, if the General Partners (i) withdraw, change or modify in a manner materially adverse to Parent their recommendation that the Unitholders vote to approve the principal terms of the Merger; or (ii) adopt resolutions approving or otherwise authorizing or recommending or otherwise approve, authorize or recommend an Acquisition Transaction (other than the Merger) to the Unitholders.

          (i) By the Company, if before the principal terms of the Merger are approved by the holders of the majority of the Units entitled to vote on the matter at the Company Meeting (i) the Company or either of its General Partners receives an Acquisition Proposal in which a person or group (a “Potential Acquiror”) makes a specific proposal for an Acquisition Transaction on specific terms (a “Firm Proposal”), or a Potential Acquiror commences a cash tender offer or exchange offer for at least 50% of the then outstanding Units (other than any Units already owned by the Potential Acquiror), (ii) within ten (10) days after the Company or its General Partners receives the Firm Proposal or the tender offer or exchange offer is commenced, the General Partners determine that the Firm Proposal or the tender offer or exchange offer is a Superior Proposal and resolves to accept the Superior Proposal, or to recommend that the Unitholders vote for, authorize, or tender their Units in response to, the Superior Proposal, (iii) the Company has given Parent at least three (3) business days’ prior notice of the terms of the Superior Proposal (including the consideration per Unit, which the Unitholders would receive as a result of the Superior Proposal), and that it intends in three business days to terminate this Agreement pursuant to this Section 7.1(i) unless within the three (3) business day period Lima and Parent make a written offer that the Company determines, in good faith after consultation with its financial advisors, is at least as favorable as the Superior Proposal set forth in the notice, and (iv) the Company has (A) paid Parent $35 million (the “Special Termination Fee”), (B) reimbursed Parent for all the out-of-pocket expenses which Lima and Parent or their subsidiaries (including Acquisition) incurred in connection with this Agreement and the transactions contemplated by it (including reasonable fees and expenses of professionals and other consultants, commitment fees and other financing costs, and out of pocket costs incurred by employees in investigating the business (including the Real Property), operations and financial condition of the Company and in connection with the negotiation of this Agreement and efforts to carry out the transactions which are the subject of this Agreement) (the “Parent Expenses”) regarding which Parent has presented reasonable documentation to the Company as of the date of termination (the “Parent Incurred Expenses”), (C) agreed in writing to reimburse Lima and Parent for all Parent Expenses for which Parent presents after the date of termination reasonable documentation to the Company (the “Parent Invoiced Expenses”) as soon as practicable after the presentation thereof, up to a total reimbursement of Parent Expenses under clauses (B) and (C) not exceeding $5 million, and (D) either terminated the Escrow Agreement and instructed the Escrow Agent to return the Escrow Fund it is then holding to Parent, if the Escrow Agent is then holding any portion of the Escrow Fund, and/or returned any of the Escrow Fund released to the Company to Parent (without any interest earned after the Escrow Fund was released to the Company). A “Superior Proposal” is a proposal for an Acquisition Transaction or a tender offer or exchange offer which would result in the Unitholders receiving consideration which the General Partners determine in good faith, considering all relevant factors (including, but not limited to, financing contingencies, any due diligence out to the extent that the Due Diligence Termination Date has passed, the financial wherewithal of the Potential Acquiror to carry out the transaction and the overall likelihood of consummation) and after consultation with their financial advisor, would deliver superior value (valuing non-cash consideration at its fair value as determined in good faith by the General Partners after consultation with their financial advisor) to the Unitholders (after giving effect to the payment of the fees and expenses contemplated by clause (iv)) than the transactions contemplated by this Agreement.

     7.2 Manner of Terminating Agreement. If at any time the Company or Parent has the right under Section 7.1 to terminate this Agreement, it can terminate this Agreement by a written notice to the other of them that it is terminating this Agreement; provided, that the right to terminate this Agreement pursuant to Section 7.1(c) may only be exercised on or before the Due Diligence Termination Date.

     7.3 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, after this Agreement is terminated, neither party will have any further rights, obligations or liabilities under this Agreement, other than the rights and obligations under (a) Section 8.1, (b) the agreement to reimburse expenses described in Section 7.1(i), (c) the right of the applicable party to receive the Escrow Fund then held pursuant to the terms of the Escrow Agreement and (d) the rights and obligations under Section 9.10(b) hereof.

     7.4 Survival. The representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the earlier to occur of the (a) Effective Time or (b) the termination of this Agreement pursuant to this Article 7, and none of the Company, Lima, Parent or Acquisition, nor any of their respective affiliates, stockholders, members or partners, as the case may be, will have any rights or claims as a result of any of those representations or warranties after such time except the representations and warranties in Sections 3.17 and 4.5 shall survive the termination of this Agreement.

ARTICLE 8
OTHER AGREEMENTS

     8.1 Liquidated Damages.

          (a) If at any time prior to or at the Company Meeting (i) the General Partners withdraw or change or modify in a manner materially adverse to Parent their recommendation that the Unitholders vote in favor of the principal terms of the Merger, but (ii) this Agreement is not terminated before the Company Meeting and (iii) at that Company Meeting, the principal terms of the Merger are not approved by holders of the majority of the Units entitled to vote on the matter, within three business days after the day on which that Company Meeting is held, the Company will (A) return to Parent the amount (without interest) released to the Company from the Escrow Fund pursuant to the Escrow Agreement, (B) pay $30 million (the “Termination Fee”) to Parent, (C) reimburse Parent for all Parent Incurred Expenses, (D) agree in writing to reimburse Parent for all Parent Invoiced Expenses (up to a total reimbursement of Parent Expenses under clauses (C) and (D) not exceeding $5 million) and (E) instruct the Escrow Agent to release to Parent any of the Escrow Fund then being held by it. Upon the payment by the Company of the amount (without interest) released to the Company from the Escrow Fund, the Termination Fee and Parent Expenses to Parent hereunder and the release by the Escrow Agent to Parent of any of the Escrow Fund then held by the Escrow Agent, this Agreement will terminate. Notwithstanding the foregoing, if within twelve months after such termination the Company consummates a Change of Control Transaction (as defined in Section 8.1(b)) or enters into a definitive agreement for such a transaction, and such Change of Control Transaction is consummated, the Company will pay an additional $5 million to Parent upon such consummation.

          (b) If the General Partners do not withdraw or change or modify their recommendation that the Unitholders approve the principal terms of the Merger, but nonetheless, at the Company Meeting, the principal terms of the Merger are not approved, within three business days after the day on which the Company Meeting is held, the Company will (i) reimburse Parent for all Parent Incurred Expenses and will agree in writing to reimburse Parent for all Parent Invoiced Expenses (up to a total reimbursement of all Parent Expenses not exceeding $5 million), (ii) will return to Parent any of the Escrow Fund released to the Company (without any interest earned after it was released to the Company), (iii) instruct the Escrow Agent to release to Parent any of the Escrow Fund then being held by it, and (iv) if on or prior to the Company Meeting there is a publicly announced proposal for a Change of Control Transaction and within twelve months after such Company Meeting the Company consummates a Change of Control Transaction (as defined below) or enters into a definitive agreement for such a transaction and such Change of Control Transaction is consummated with the party or parties (including their respective affiliates) that made, or were the proposed acquiror(s) in, such publicly announced proposal, pay to Parent on such consummation the Special Termination Fee. A “Change of Control Transaction” means an Acquisition Transaction which results in the Unitholders of the Company immediately prior to the transaction owning 50% or less of the equity or voting power of the Company or of the surviving or successor entity resulting from or of the purchaser in the transaction.

          (c) If this Agreement is terminated pursuant to Section 7.1(b), (i) the Company will retain the Initial Deposit Amount, (ii) the Company will return to Parent (without any interest earned after it was released to the Company), or instruct the Escrow Agent to release to Parent (with interest), the Additional Deposit Amount, (iii) Parent will reimburse the Company for all the out-of-pocket expenses which the Company incurred in connection with this Agreement and the transactions contemplated by it (including reasonable fees and expenses of professionals and other consultants and out of pocket costs incurred in connection with the negotiation of this Agreement and efforts to carry out the transactions which are the subject of this Agreement) (the “Company Expenses”) regarding which the Company has presented reasonable documentation to Parent as of the date of termination (the “Company Incurred Expenses”) and (iv) Parent will agree in writing to reimburse the Company for all Company Expenses for which the Company presents after the date of termination reasonable documentation to Parent (the “Company Invoiced Expenses”) as soon as practicable after the presentation thereof, up to a total reimbursement of Company Expenses under clauses (iii) and (iv) not exceeding $5 million; provided, however, that, if the termination by the Company is as a result of an intentional or willful breach or intentional or willful misrepresentation by Lima, Parent or Acquisition, the Company will also retain the entire Escrow Fund and, to the extent that the Escrow Agent then holds any of the Escrow Fund, the Parent will instruct the Escrow Agent to release to the Company any of the Escrow Fund then being held by it.

          (d) If this Agreement is terminated by Parent pursuant to Section 7.1(c), then the Company shall retain the Initial Deposit Amount (along with any interest accrued thereon).

          (e) If this Agreement is terminated by Parent pursuant to Section 7.1(d), the Company will (i) return to Parent the amount (without any interest earned after it was released to the Company) released to the Company from the Escrow Fund, (ii) instruct the Escrow Agent to release to Parent any of the Escrow Fund then being held by it, (iii) reimburse Parent for all Parent Incurred Expenses and (iv) agree in writing to reimburse all Parent Invoiced Expenses (up to a total reimbursement of Parent Expenses under clauses (iii) and (iv) not exceeding $5 million); provided, however, that, if termination by Parent is as a result of the intentional or willful breach or intentional or willful misrepresentation by the Company, (a) the Company shall also pay the Termination Fee to Parent and (b) the Company shall have the obligations, and Parent shall have the right to reinstate this Agreement, as set forth in Section 9.10(b)(i)(B) to the same extent and as if this Agreement had been terminated by the Company pursuant to Section 9.10(b).

          (f) If this Agreement is terminated pursuant to Section 7.1(e), then the Company (i) will retain the Initial Deposit Amount (along with any interest accrued thereon) and (ii) return to Parent (without any interest earned after it was released to the Company), or instruct the Escrow Agent to release to Parent (with interest), the Additional Deposit Amount.

          (g) If this Agreement is terminated pursuant to Section 7.1(f), the Company will return and/or cause the Escrow Agent to return to Parent the Escrow Fund (without any interest earned after it was released to the Company).

          (h) If all conditions in Section 6.2 and all conditions in Section 6.3 have been satisfied prior to the Merger Date, and within seven business days thereof the Merger is not consummated due to any action or inaction by Lima, Parent or Acquisition, then, and without limiting Company’s rights under Article 7, the other provisions of this Section 8.1 or under Section 9.10, the Company will retain the entire Escrow Fund that has been released to it and, to the extent that the Escrow Agent then holds any of the Escrow Fund, the Parent will instruct the Escrow Agent to release to the Company any of the Escrow Fund then being held by it.

          (i) If all conditions in Section 6.1 and all conditions in Section 6.3 have been satisfied prior to the Merger Date, and within seven business days thereof the Merger is not consummated due to any action or inaction by the Company, then, and without limiting Lima’s and Parent’s rights under Article 7, the other provisions of this Section 8.1 or under Section 9.10, the Company will (i) return to Parent the amount (without any interest earned after it was released to the Company) released to the Company from the Escrow Fund and, (ii) to the extent that the Escrow Agent then holds any of the Escrow Fund, the Company will instruct the Escrow Agent to release to Parent any of the Escrow Fund then being held by it.

          (j) The parties irrevocably stipulate that actual damages in the event of a termination of this Agreement would be extremely difficult or impracticable to determine. Accordingly, but subject, however, to Section 9.10, the Company, Lima, Parent and Acquisition each acknowledge and agree that given the circumstances in effect at the time this Agreement is executed, the payments set forth in this Section 8.1 constitute liquidated damages and, if a party seeks the remedy of damages hereunder, a reasonable calculation of damages designed to compensate for injuries suffered as a result of termination of this Agreement. If any of the parties hereto challenge the applicability or efficacy of this Section 8.1 or if this provision is held to be void or unenforceable for any reason, the other party will be entitled to any and all other damages and remedies otherwise provided at law, including attorneys’ fees.

     8.2 Other Actions; Filings; Consents. Subject to the terms and conditions contained in this Agreement, Lima, Parent, Acquisition and the Company each will (a) use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things, which are necessary, proper or appropriate under applicable laws and regulations, or are required to be taken by any governmental authorities, to consummate the Merger as promptly as practicable, (b) use its commercially reasonable efforts to make as promptly as practicable all necessary filings, and subsequently make any other required submissions, with regard to this Agreement or the Merger under (i) the Exchange Act and any other applicable federal or state securities laws or regulations, (ii) the HSR Act and any related governmental requests under that HSR Act, (iii) the PUA and any related governmental or quasi-governmental requests under the PUA and (iv) any other applicable or federal, state, local or foreign statutes, laws, rules or regulations, (c) use its commercially reasonable efforts to obtain from governmental authorities any consents, licenses, permits, waivers, approvals, authorizations and orders required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (d) use its commercially reasonable efforts to resolve any objections which may be asserted by any governmental authority with regard to the Merger or any other transactions contemplated by this Agreement under any anti-trust, trade or regulatory laws or regulations, (e) furnish the other of them, upon request, with copies of all correspondence, filings and communications between it and its affiliates and representatives, on the one hand, and any governmental authority or member of the staff of any governmental authority, on the other hand, with respect to this Agreement, the Merger or any other of the transactions contemplated by this Agreement, (f) furnish the other of them with all information and reasonable assistance which the other of them may reasonably request in connection with the preparation of filings, registrations or submissions of information required by any governmental authorities, (g) use its commercially reasonable efforts to cause any injunction, restraining order or other order of any court or governmental authority which adversely effects the ability of the parties to consummate the Merger to be dissolved, and to defend vigorously any litigation seeking to enjoin, prevent or delay the consummation of the Merger or seeking material changes in the terms of the Merger or any other transaction which is the subject to this Agreement, and (h) use commercially reasonable efforts to cause the conditions in Article 6 to be satisfied as promptly as practicable.

     8.3 Notification of Certain Matters. The Company will cause one or more of its representatives to confer on a regular and frequent basis with Parent’s Representatives and to report to Parent and Parent’s Representatives on the general status of its ongoing operations. Each party will give prompt notice to the other party of (a) any written notice or other communication from any third party alleging that the consent of that third party is or may be required in connection with the Merger or other transactions contemplated by this Agreement, (b) its receipt of written notice of any governmental complaint, investigation or hearing, or any litigation, which may impair the parties’ ability to consummate the Merger or any of the other transactions contemplated by this Agreement or may have a Material Adverse Effect on the Company, (c) any change, event, fact or circumstance that, in the party’s good faith judgment, is reasonably likely to impair the party’s ability to consummate the Merger or is reasonably likely to have a Material Adverse Effect on the Company or (d) the occurrence or the existence of any event that would, or could with a passage of time or otherwise, make any representation or warranty in this Agreement untrue.

     8.4 Post-Closing Tax Matters.

          (a) Acquisition General Partner will, from and after the Effective Time, be the successor Tax Matters Partner of the Company (the “TMP”), within the meaning of Section 6231 of the Code, with respect to all Taxable years of the Company and as of the closing assumes the duties of the Managing General Partner, as the current TMP, to the Unitholders. As TMP and subject to the provisions and requirements of the Code, Acquisition General Partner will represent the Company and control the handling of any Tax audit, investigation or assessment against the Company, regardless of the Taxable year to which such audit, investigation or assessment relates. In exercising its duties as TMP, Acquisition General Partner will have the right to employ counsel of its choice at its expense and to control the conduct of such audit, investigation, assessment or proceeding, including settlement or other disposition thereof and to settle the contest of any Tax or agree to an adjustment to any Tax or partnership item. Notwithstanding the preceding sentence, Acquisition General Partner will neither consent nor agree to the settlement of any dispute regarding Taxes for any Taxable period (or portion thereof) ending on or prior to the Merger Date if such settlement would reasonably be expected to have a material adverse impact on the Unitholders without the prior written consent of the Managing General Partner (or any successor person or entity), which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Managing General Partner will prepare and file all income and franchise Tax Returns of the Company due after the

Merger Date (taking into account applicable extensions of time for filing) with respect to any Taxable period (or portion thereof) ending on or prior to the Merger Date. In connection with the foregoing, the Managing General Partner will submit drafts of all income and franchise Tax Returns to the Acquisition General Partner no later than twenty days prior to the filing date and will not file such Tax Returns without the prior written consent of the Acquisition General Partner (or any successor person or entity), which consent will not be unreasonably withheld or delayed.

          (b) The parties acknowledge that pursuant to the Company’s currently effective election under Section 754 of the Code, the tax basis of the Company’s assets will be adjusted pursuant to Sections 743 and 755 of the Code upon the Merger. Acquisition General Partner and the Managing General Partner shall cooperate to prepare, within a reasonable time after the Effective Time, a schedule (the “Allocation Schedule”) allocating the Merger Consideration, the liabilities of the Company and any other applicable amounts among the assets and properties of the Company in accordance with Section 755 and Section 1.755-2T of the Treasury Regulations thereunder which will be consistent with the allocation of the value of assets and properties between the members of Parent. The Allocation Schedule so arrived at shall be used by (i) Acquisition General Partner in determining and reporting the basis of the Company’s assets for federal (and all applicable state) income tax purposes, and (ii) the Managing General Partner in preparing reports to the respective Unitholders enabling them to report their taxable income from the Merger and to comply with Section 1.751-1(a)(3) of the Treasury Regulations (“Partner Reports”). The Managing General Partner shall prepare and provide the Partner Reports to the Acquisition General Partner for approval within thirty days after the Allocation Schedule is finally completed. The Managing General Partner shall not forward the Partner Reports to the Unitholders until approved by the Acquisition General Partner, which approval shall not be unreasonably withheld or delayed. The parties further agree that, in reporting the Merger for federal (and applicable state) income tax purposes, they shall treat any amount of the Escrow Fund released to the Company and then paid to the Unitholders as constituting additional Merger Consideration.

ARTICLE 9
GENERAL

     9.1 Expenses. Except as provided in Sections 7.1(i) and 8.1, the Company, Lima, Parent and Acquisition will each pay its own expenses in connection with the transactions which are the subject of this Agreement, including legal fees.

     9.2 Employee Benefit Plans.

          (a) Lima and Parent agree to provide (or cause the Surviving Partnership to provide) to employees of the Surviving Partnership as of the Merger Date (the “Surviving Employees”), where any of Lima or Parent provide substantially similar type benefits as provided by the Company prior to the Merger Date, employee benefits as provided to similarly situated employees of Lima, Parent or any of their respective Affiliates, provided that where the Company provided higher levels of benefits Lima or Parent shall provide such higher levels or the substantial economic equivalent of such. Lima or Parent shall credit or cause the Surviving Partnership to credit Surviving Employees with service credit for their period of employment with the Company for eligibility and vesting purposes under any Lima or Parent plan that is qualified under Section 401(a) of the Code that is applicable to the Surviving Employees. Lima and Parent will and will cause the Surviving Partnership to waive all pre-existing condition exclusions with respect to group health plans maintained for the benefit of Surviving Employees (to the extent such pre-existing conditions were satisfied prior to the Merger Date under the Company’s group health plans) and provide that each such Surviving Employee will be given credit for all deductible payments and co-payments paid by such employee under the Company’s group health plans prior to the Merger Date during the current year for purposes of determining the extent to which any such employee has satisfied any deductible or maximum out-of-pocket limitation under such plan for such plan year.

          (b) From and after the Effective Time, Lima and Parent agree to maintain or to cause one of its affiliates to maintain the severance plans, and the non-qualified deferred compensation plans that supplement qualified retirement plans set forth in Section 9.2(b) of the Company Disclosure Letter, without any material modification, in accordance with their terms; provided, however, that Lima and Parent shall have the right to terminate the foregoing plans at any time on or after the Merger Date subject to paying out the accrued benefits thereunder as of such date of termination. The provisions of this Section 9.2 are intended to be for the benefit of, and shall be enforceable by, each of the covered Company employees.

          (c) Nothing in this Section 9.2 shall create any right to employment nor make any person’s employment other than “at will.”

     9.3 Insurance and Indemnification.

          (a) The Surviving Partnership will at all times after the Effective Time indemnify and hold harmless each person who is at the date of this Agreement, or has been at any time prior to the date of this Agreement, a general partner of the Company (or any general partner, officer or director thereof) or a managing member, general partner, director, officer or employee of any of their respective subsidiaries (“Indemnified Parties”), in each case to the fullest extent permitted by applicable law, with respect to any claim, liability, loss, damage, cost, fees (including reasonable attorneys’ fees) or expense (whenever asserted or claimed) based in whole or in part, or arising in whole or in part out of, any act or omission by that person at or prior to the Effective Time in connection with that person’s duties as a general partner, managing member, director, officer or employee, to the same extent and on the same terms (including with respect to advancement of expenses) provided in the relevant limited partnership agreement, operating agreement or articles of incorporation, or in any indemnification agreements, in effect on the date of this Agreement. The Surviving Partnership will pay all reasonable expenses, including attorney’s fees that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations of the Surviving Partnership under this Section 9.3.

          (b) Lima and Parent will cause the Surviving Partnership to keep in effect (at no less than their current levels of coverage) for at least six years after the Effective Time the policies or tail liability coverage of (i) general partners’ liability insurance maintained by the General Partners and/or Company and (ii) either directors and officers’ liability insurance, general partner’s liability insurance or managing member liability insurance, as the case may be, maintained by the General Partners, the Company, their respective subsidiaries at the date of this

Agreement; provided that (A) Lima and Parent may substitute policies having comparable coverage and amounts and containing similar terms and conditions which are no less advantageous to the persons who are currently covered by those policies and with carriers comparable in terms of credit worthiness to those which have written those policies and (B) neither Lima, Parent nor the Surviving Partnership will be required to pay an annual premium for that insurance in excess of three times the annual premium relating to the year during which this Agreement is executed, but if they are not able to maintain the required insurance for an annual premium for that amount, they will purchase as much coverage as it can obtain for that amount.

     9.4 Benefit of Provisions. The provisions of Sections 9.2 and 9.3 are intended for the benefit of, and will be enforceable by, the parties who are entitled to benefits or rights under those Sections.

     9.5 Access to Properties, Books and Records. Subject to Section 5.1 from the date of this Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, give Parent’s Representatives reasonable access during normal business hours to all of their respective properties, books, records, contracts and agreements, reports, evaluations, title policies, financial and other information and files and cause its independent public accountants to make their audit work papers available to Parent’s Representatives and to answer questions related thereto and to the Company’s financial statements. Parent will, and will cause Parent’s Representatives to, hold all information received as a result of access to the properties, books and records of the Company or its subsidiaries in confidence in compliance with the Confidentiality Agreement. If this Agreement is terminated prior to the Effective Time, Parent will, at the request of the Company, deliver to the Company all documents and other material obtained by Parent and Parent’s Representative’s from the Company or any of its subsidiaries in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by Parent.

     9.6 Press Releases; Tax Matters Disclosure. The Company and Lima, Parent and Acquisition will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger, except that nothing in this Section will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded. Notwithstanding anything to the contrary set forth in this Agreement, any party to this Agreement (and any employee, shareholder, representative or other agent of any party hereto) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure; provided however, that, such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws; provided further that for the purposes of this Section 9.6, (i) the “tax treatment” of the Merger means the purported or claimed federal income tax treatment of the Merger, and (ii) the “tax structure” of the Merger means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the Merger. The preceding sentence is intended to cause the Merger to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

     9.7 Entire Agreement. This Agreement, the Confidentiality Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement among the Company, Lima, Parent and Acquisition relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Company and either Lima, Parent or Acquisition are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

     9.8 Interpretation.

          (a) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

          (b) The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of and to this Agreement unless otherwise specified.

          (c) The plural of any defined term will have a meaning correlative to such defined term, and words denoting any gender will include both genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

          (d) A reference to any party to this Agreement or any other agreement or document will include such party’s successors and permitted assigns.

          (e) A reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

          (f) The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          (g) No prior draft nor any course of performance or course of dealing will be used in the interpretation or construction of this Agreement.

          (h) The descriptive headings in this Agreement are intended for reference purposes only and will not be used in the interpretation or construction of this Agreement.

     9.9 Prohibition Against Assignment. Neither this Agreement nor any right of any party under it may be assigned.

     9.10 Intentional Failure to Perform Obligations; Termination Post 270 Days after Date of this Agreement.

          (a) The Company, on the one hand, and Lima, Parent and Acquisition, on the other hand, each acknowledges and agrees that they would be damaged irreparably in the event any of the provisions of this Agreement are intentionally or willfully not performed by the other party in accordance with their specific terms or otherwise are intentionally or willfully breached and that actual damages would be impossible to determine. Accordingly, and notwithstanding anything to the contrary contained herein, the parties agree that the performing or non-breaching party shall be entitled to an injunction or injunctions (temporary and permanent) and other equitable relief to prevent intentional or willful breaches of or failures to perform any of the provisions of this Agreement that occur within 270 days of the date of this Agreement and in consequence to enforce specifically this Agreement and the terms and provisions hereof.

          (b) Notwithstanding anything to the contrary contained herein, if at any time after 270 days of the date of this Agreement and prior to any termination of this Agreement pursuant to any provision of Article 7 either the Company, on the one hand, or Lima, Parent and Acquisition, on the other hand, desires to terminate this Agreement and all of its or their obligations hereunder (other than as set forth hereinbelow), such party or parties (as the case may be) shall have the right to do so by delivering to the other party(ies) written notice thereof and:

               (i) with respect to the Company’s termination under this Section 9.10(b):

                    (A) the Company will, concurrently with delivering such notice to the other parties, (1) return to Parent the amount (without interest) released to the Company from the Escrow Fund pursuant to the Escrow Agreement and instruct the Escrow Agent to release to Parent any of the Escrow Fund then being held by it, (2) pay the Termination Fee to Parent, (3) reimburse Parent for all Parent Incurred Expenses and (4) deliver to Parent an agreement in writing to reimburse Parent for all Parent Invoiced Expenses (up to a total reimbursement of Parent Expenses under clauses (3) and (4) not exceeding $5 million); and

                    (B) if the Company desires to enter into a definitive agreement for or consummate a Change of Control Transaction with a Third Party within 270 days after the date of termination by the Company under this Section 9.10(b), the Company shall be obligated to so advise Lima and Parent in writing prior to entering into any definitive agreement for or consummating such Change of Control Transaction and Lima and Parent shall have the right to reinstate this Agreement in its entirety as if this Agreement had not been terminated by delivering, within ten (10) business days after the receipt of such written notice of such Change of Control Transaction, written notice thereof to the Company, together with returning to the Company the Termination Fee paid by the Company, and returning the Escrow Fund to the Company and/or the Escrow Agent, as applicable based upon where the Escrow Fund was held immediately prior to such termination, and, if this Agreement is timely reinstated by Lima and Parent, then:

                         (1) the Company, on the one hand, and Lima, Parent and Acquisition, on the other hand, shall proceed using best efforts to complete the Merger and, in connection therewith, to satisfy all unsatisfied conditions and covenants hereunder as expeditiously and as soon as possible thereafter; and

                         (2) notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article 7 or 8 or Section 9.10(a)), Lima, Parent and Acquisition shall be entitled to an injunction or injunctions (temporary and permanent) and other equitable relief in consequence to enforce specifically this Agreement and the terms and provisions hereof and the Company’s obligation to complete the Merger.

               (ii) with respect to the Parent’s termination under this Section 9.10(b), (A) the Company will retain the entire Escrow Fund then held by it and (B) Parent will, concurrently with delivering such notice to the Company, (1) instruct the Escrow Agent to release to the Company any of the Escrow Fund then being held by it, (2) reimburse the Company for all Company Incurred Expenses and (3) deliver an agreement in writing to reimburse the Company for all Company Invoiced Expenses (up to a total reimbursement of Company Expenses under clauses (2) and (3) not exceeding $5 million).

     9.11 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent) or on the business day after the day on which it is sent by a major nationwide overnight delivery service to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

If to Lima, Parent or Acquisition:

Lennar Corporation
24800 Chrisanta Drive
Mission Viejo, CA 92691
Attention: Mr. Jonathan Jaffe
Facsimile No.: (949) 598-8622

with a copy (which will not constitute notice) to:

Bilzin Sumberg Baena Price & Axelrod LLP
2500 Wachovia Financial Center
Miami, Florida 33131-2336
Attention: Brian L. Bilzin, Esq
Facsimile No.: (305) 374-7593

LNR Property Corporation
1601 Washington Avenue
Suite 800
Miami Beach, Florida 33139
Attention: Mr. Jeffrey Krasnoff
Facsimile No.: (305) 695-5449

with a copy (which will not constitute notice) to:

Clifford Chance LLP
200 Park Avenue
New York, New York 10166-0153
Attention: David W. Bernstein, Esq
Facsimile No.: (212) 878-8375

If to the Company:

The Newhall Land and Farming Company
23823 Valencia Boulevard
Valencia, California 91355
Attention: Gary M. Cusumano
Facsimile No.: (661) 255-4200

with a copy (which will not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, California 90071
Attention: Kenneth R. Bender, Esq
Facsimile No.: (213) 627-0705

     9.12 Governing Law. This Agreement will be governed by, and construed under, the substantive laws of the State of California (without regard to any conflicts of law principles).

     9.13 Amendments. This Agreement may be amended only by a document in writing signed by both the Company, on the one hand, and Parent, Acquisition and Lima, on the other hand.

     9.14 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

     9.15 Assignability; Parties in Interest. This Agreement or the rights or obligations hereunder shall not be assigned or transferred (in whole or in part) by operation of law or otherwise except (i) with the prior written consent of the parties hereto which consent can be arbitrarily withheld, or (ii) Lima can add an additional member(s) or partner(s) (as the case may be) to Parent and/or Acquisition so long as (A) Lima remains directly or indirectly in control by owning at least an aggregate of 50% of the equity voting interests of each of Parent and Acquisition, (B) Lima remains obligated under this Agreement as provided herein, (C) such additional member(s) or partner(s) agree in writing to be obligated under Sections 5.3(a) and 5.3(b) of this Agreement to the same extent as Lima and Parent, and (D) the Company shall have given prior written consent to the addition of such additional member(s) and/or partner(s), provided that such consent may only be withheld if in the opinion of the Company such additional member(s) and/or partner(s) could reasonably be expected to interfere with the ability of Lima or Parent to fulfill their obligations under this Agreement or could reasonably be expected to materially adversely affect the obtaining of the approval of the Utilities Commission of the transfer of a controlling interest in the capital stock of Valencia Water Company as a result of the Merger or the timing of obtaining such approval, or otherwise result in a delay in consummation of the Merger. To the extent that an additional member(s) an/or partner(s) of Parent or Acquisition is added as permitted hereunder, the parties agree that the representations and warranties of Lima, Parent and Acquisition set forth in this Agreement shall be deemed modified to take into account the ownership of such additional member(s) and/or partner(s) of Parent and/or Acquisition.

     9.16 Joint and Several Obligation of Lima. Each of Lima shall be jointly and severally liable for the covenants, agreements and obligations of Lima hereunder.

     IN WITNESS WHEREOF, the Company, Lima, Parent and Acquisition have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

THE NEWHALL LAND AND FARMING COMPANY

By:	Newhall Management Limited Partnership, Managing General Partner

	By:	Newhall Management Corporation, Managing General Partner

		By:	/s/ Gary M. Cusumano

Name: Gary M. Cusumano
Title: President and Chief Executive Officer

		By:	/s/ Donald L. Kimball

Name: Donald L. Kimball
Title: Vice President and Chief Financial Officer

LENNAR CORPORATION

By:		/s/ Jonathan M. Jaffe

	Name:	Jonathan M. Jaffe

	Title:	Vice President

LNR PROPERTY CORPORATION

By:		/s/ Shelly L. Rubin

	Name:	Shelly L. Rubin

	Title:	Vice President

NWHL INVESTMENT LLC

By:		/s/ Jonathan M. Jaffe

	Name:	Jonathan M. Jaffe

	Title:	Vice President

NWHL ACQUISITION, L.P.

By:	NWHL GP LLC, General Partner

By:		/s/ Jonathan M. Jaffe

	Name:	Jonathan M. Jaffe

	Title:	Vice President

Exhibit A

Voting Agreement

Exhibit B

Escrow Agreement